Exhibit 99.3

** NEWS RELEASE **

HOT TOPIC, INC. REPORTS SECOND QUARTER FINANCIAL RESULTS

REVISES GUIDANCE FOR THE SECOND HALF OF 2005

CITY of INDUSTRY, CA, August 17, 2005 — Hot Topic, Inc. (Nasdaq National Market: HOTT), reported net income for the quarter ended July 30, 2005 decreased to $0.9 million or $0.02 per diluted share, from $4.5 million or $0.09 per diluted share for the same period last fiscal year. Net sales for the second quarter increased 12% to $152.2 million, from $136.3 million for the second quarter of fiscal 2004.

As previously reported, comparable store sales decreased 3.5% for the quarter compared to the second quarter of fiscal 2004. At the end of the quarter, the Company operated 728 stores, including 100 Torrid stores, compared to 613 stores, including 59 Torrid stores, at the end of the second quarter of fiscal 2004.

The Company also announced today that comparable store sales month-to-date through August 16, 2005, have decreased approximately 8 percent from the same period last year. As a result, the Company currently expects total sales for the third quarter of 2005, ending October 29, 2005, to be in the range of $192 to $195 million. Based on this sales assumption that incorporates comp sales to be down in the mid-single digit percentage range from a year ago, the Company estimates that third quarter earnings will be in the range of $0.15 to $0.18 per diluted share. In addition, the Company also announced that, based upon the current trends of the business, sales guidance for the fourth quarter is now in the range of $220 to $230 million and comp sales are expected to be down in the low to mid-single digit percentage range from a year ago. Based upon this sales assumption, guidance for the fourth quarter earnings is now in the range of $0.30 to $0.38 per diluted share.

A conference call to discuss second quarter results, business trends, and other matters will be conducted today at 4:30 PM Eastern time. The conference call number is 800-370-0869, and will be accessible to all interested parties. The conference call will also be webcast at www.companyboardroom.com. A replay will be available at 877-519-4471, pass code 6156996, for approximately two weeks.

In addition, the Company will release sales for its fiscal month of August (four weeks ending August 27, 2005) on Tuesday, August 30, 2005 at 9:00 AM Eastern time.

Hot Topic, Inc. is a national mall-based specialty retailer. Hot Topic offers apparel, accessories and gifts to young men and women principally between the ages of 12 and 22. Torrid, the Company’s second concept, provides plus-size fashion-forward apparel and accessories that target young women principally between the ages of 15 and 29. As of July 30, 2005, the Company operated 628 Hot Topic stores in all 50 states and Puerto Rico and 100 Torrid stores. The Company also operates e-commerce websites at www.hottopic.com and www.torrid.com.

In addition to historical information, this news release and the aforementioned conference call contain forward-looking statements, which include statements relating to financial results, guidance, projections and other financial performance, and managing growth. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, management of growth, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings including risks associated with the Company’s new store concepts and Internet stores, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, the effect of economic conditions, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic as well as other risks detailed in the Company’s SEC reports, including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the year ended January 29, 2005. Historical results achieved are not necessarily indicative of the future prospects of the Company, and actual results or circumstances could differ materially from the forward-looking statements.

Contact:

Hot Topic, Inc., City of Industry, CA

Mr. Jim McGinty, CFO 626-839-4681 x2675

Ms. Megan Hall, Manager of I.R. 626-839-4681 x2173

HOT TOPIC, INC.

SUMMARY STATEMENTS OF INCOME

(Unaudited)

	Second Quarter Ended
	July 30, 2005	July 31, 2004 (restated)
(In thousands, except per share amounts)
Net sales	$152,234	$136,263
Cost of goods sold, including buying, distribution and occupancy costs	104,612	89,613
Gross margin	47,622	46,650
Selling, general and administrative expenses	46,498	39,515
Operating income	1,124	7,135
Interest income-net	323	204
Income before income taxes	1,447	7,339
Provision for income taxes	554	2,811
Net income	$893	$4,528

Earnings per share
Basic	$0.02	$0.10
Diluted	$0.02	$0.09
Weighted average shares outstanding
Basic	45,065	46,565
Diluted	46,246	48,023

	Six Months Ended
	July 30, 2005	July 31, 2004 (restated)
(In thousands, except per share amounts)
Net sales	$301,996	$264,406
Cost of goods sold, including buying, distribution and occupancy costs	203,208	173,571
Gross margin	98,788	90,835
Selling, general and administrative expenses	89,899	75,500
Operating income	8,889	15,335
Interest income-net	660	556
Income before income taxes	9,549	15,891
Provision for income taxes	3,657	6,086
Net income	$5,892	$9,805

Earnings per share
Basic	$0.13	$0.21
Diluted	$0.13	$0.20
Weighted average shares outstanding
Basic	44,907	47,242
Diluted	46,207	49,055

HOT TOPIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 30, 2005	July 31, 2004 (restated)
Current Assets:
Cash, cash equivalents and short-term investments	$33,760	$71,635
Inventory	94,524	80,906
Prepaid expenses and other	18,330	11,704
Deferred tax assets	2,541	2,259
Total current assets	149,155	166,504
Property and equipment – net	171,022	121,361
Deposits and other	247	204
Total assets	$320,424	$288,069

Current Liabilities:
Accounts payable	$44,138	$47,060
Accrued liabilities	32,350	22,966
Income taxes payable	76	1,130
Total current liabilities	76,564	71,156
Deferred rent	35,664	26,437
Deferred tax liability	6,076	1,583
Total liabilities	118,304	99,176
Shareholders’ equity	202,120	188,893
Total liabilities and shareholders’ equity	$320,424	$288,069

HOT TOPIC, INC.

OTHER DATA

(Dollars in thousands)

(Unaudited)

	Six Months Ended
	July 30, 2005	July 31, 2004 (restated)
Depreciation and amortization	$14,587	$11,496
Capital expenditures	$49,421	$30,221
Number of stores open at end of period:
Hot Topic	628	554
Torrid	100	59
Total store square footage	1,338,000	1,107,000